As filed with the Securities and Exchange Commission on July 18, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LATAM Airlines Group S.A.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Chile	4512	59-2605885
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Presidente Riesco 5711, 20th Floor

Las Condes

Santiago, Chile

Tel.: 56-2-2565-3844

(Address and telephone number of registrant’s principal executive offices)

Togut, Segal & Segal LLP
One Penn Plaza, Suite 335
New York, New York 10119

(Name, address, and telephone number of agent for service)

Copies to:

Jorge U. Juantorena, Esq.

Adam J. Brenneman, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS

LATAM Airlines Group S.A.

Common Shares

American Depositary Shares Representing Such Shares

Rights to Subscribe for Shares

We may from time to time, in one or more offerings, offer and sell LATAM Airlines Group S.A.’s common shares, which may be represented by American Depositary Shares, or ADSs, and rights to subscribe for our common shares (the common shares offered directly or in the form of ADSs and the rights to subscribe for common shares are collectively referred to as the “securities”).

In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement (the “selling shareholders”) may offer and sell the securities held by them. The selling shareholders may sell the securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 31 of this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific manner in which they may be offered will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and related free writing prospectuses at the time of the offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference herein and therein, and any related free writing prospectuses carefully before you make your investment decision. This prospectus may not be used for the offering of securities unless it is accompanied by a prospectus supplement.

Each ADS represents the right to receive 2,000 common shares. Application has been made to list our ADSs on the New York Stock Exchange under the symbol “LTM.” Our common shares are listed on the Santiago Stock Exchange (Bolsa de Comercio de Santiago, Bolsa de Valores, or the “SSE”) and on the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile, Bolsa de Valores, or the “ESE”), which we refer to collectively as the “Chilean Stock Exchanges,” under the symbol “LTM.” On July 17, 2024, the last reported sale price of our common shares on the SSE was Ch$12.78 per common share, which is equivalent to U.S.$28.06 per ADS (with each ADS representing the right to receive 2,000 common shares), based on an exchange rate of Ch$910.79 to U.S.$1.00, as reported as dólar observado exchange rate by the Central Bank of Chile and published in the Official Gazette as of July 17, 2024.

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Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 9 of this prospectus, and any risk factors included in any accompanying prospectus supplement and in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, before you invest in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our common shares have been registered with the Chilean Financial Market Commission (Comisión para el Mercado Financiero, or the “CMF”). The CMF has not approved or disapproved of the securities offered hereby, including in the form of ADSs, or determined if this prospectus is truthful or complete.

Prospectus dated July 18, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the SEC, pursuant to the U.S. Securities Act of 1933, as amended, or the “Securities Act.” By using a shelf registration statement, we and/or the selling shareholders may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we or any of the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. The distribution of this prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Recipients must not distribute this prospectus into jurisdictions where such distribution would be unlawful.

Unless the context otherwise requires, references to “LATAM Airlines Group” are to LATAM Airlines Group S.A., the unconsolidated operating entity, and references to “LATAM,” “we,” “us,” “our,” the “group” or the “Company” are to LATAM Airlines Group S.A. and its consolidated subsidiaries and affiliates. Other references to “LATAM,” as the context requires, are to the LATAM brand, which was launched in 2016 and brings together, under one internationally recognized name, all of the affiliate brands such as LATAM Airlines Chile, LATAM Airlines Peru, LATAM Airlines Paraguay, LATAM Airlines Colombia, LATAM Airlines Ecuador, LATAM Airlines Brasil, LATAM Cargo Chile, LATAM Cargo Colombia, and LATAM Cargo Brasil.

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We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. You should not assume that the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are currently subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is https://www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website at https://www.latamairlinesgroup.net/. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus.

Incorporation of Certain Information By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2023, as filed with the SEC on February 22, 2024 (SEC File/Film No. 001-14728/24665669) (the “2023 Annual Report”);

●	the description of our common shares and American Depositary Shares contained in Exhibit 2(d) to our 2023 Annual Report (and the portions of our Annual Report on Form 20-F for the year ended December 31, 2021, as filed with the SEC on March 30, 2022 (SEC File/Film No. 001-14728/22783310));

●	the description of our ADSs and the amendment to the ADS-to-share ratio set forth in our Registration Statement on Form F-6, filed with the SEC on July 18, 2024 (SEC File/Film No. 001-14728/241123741);

●	our registration statement on Form 8-A, filed with the SEC on July 18, 2024 (SEC File No./Film No. 001-14728/241123764) pursuant to Section 12 of the Exchange Act, and any subsequent amendment or report filed for the purpose of updating such description; and

●	Any future filings on Form 20-F made with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future reports on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated by reference into this prospectus.

We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You may also request a copy of such information, at no cost, by writing to us at investorrelations@latam.com or at Presidente Riesco 5711, 20th floor, Las Condes, Santiago, Chile or by telephoning us at +56 (2) 2565-3844.

The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Forward-Looking Statements

This registration statement on Form F-3 contains forward-looking statements. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe”, “forecast” or other similar expressions. Forward-looking statements, including statements about our beliefs and expectations, are not statements of historical facts. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

●	the factors described in the “Risk Factors” section in this prospectus, any prospectus supplement, the 2023 Annual Report and any other documents incorporated by reference herein;

●	conflicting interests among our major shareholders;

●	our ability to service our debt and fund our working capital requirements;

●	future demand for passenger and cargo air services in Chile, Brazil, other countries in Latin America and the rest of the world;

●	maintenance of our customer relationships due to potential changes in customers’ perception of the company, our brands and services in the future;

●	the state of the Chilean, Brazilian, other Latin American and world economies and their impact on the airline industry;

●	the effects of competition in the airline industry;

●	future terrorist incidents, cyberattacks or related activities affecting the airline industry;

●	future outbreak of diseases, or the spread of already existing diseases, affecting travel behavior and/or exports;

●	natural disasters affecting travel behavior and/or exports;

●	the relative value of the Chilean peso and other Latin American currencies compared to other world currencies;

●	the impact of geopolitical risk on the price of fuel, exchange rates, and demand for travel;

●	the impact of geopolitical risk on the price of fuel, exchange rates, and demand for travel, especially the risks and uncertainties associated with the more recent conflicts developing in the Middle East;

●	inflation;

●	competitive pressures on pricing;

●	our capital expenditure plans;

●	changes in labor costs, maintenance costs and insurance premiums;

●	fluctuation of crude oil prices and its effect on fuel costs;

●	cyclical and seasonal fluctuations in our operating results;

●	defects or mechanical problems with our aircraft;

●	issues with suppliers of aircraft, aircraft engines and parts.

●	problems with suppliers of aircraft, aircraft engines and engine parts;

●	our ability to successfully implement our growth strategy;

●	increases in interest rates; and

●	changes in regulations, including regulations related to access to routes in which we operate and environmental regulations.

Our forward-looking statements are not a guarantee of future performance, and our actual results of operations or other developments may differ materially from the expectations expressed in our forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results may be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, readers should not rely on these forward-looking statements.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them, whether in light of new information or future events. You should also read carefully the risk factors described in the “Risk Factors” section in this prospectus and any applicable prospectus supplement and in the documents incorporated by reference herein, including the 2023 Annual Report and reports on Form 6-K furnished to the SEC from time to time. Except as required by applicable law, we do not undertake any obligation to publicly update or review any forward looking statement, whether as a result of new information, future developments or otherwise.

The Company

Overview

LATAM is the largest passenger airline group in South America as measured by ASKs as of March 31, 2024. LATAM is also one of the largest airline groups in the world in terms of network connections: As of March 31, 2024, the LATAM group provided passenger transport services to 148 destinations in 26 countries and cargo services to 166 destinations in 33 countries, with an operating fleet of 336 aircraft, including 20 dedicated cargo freighters, and 36,477 employees.

In the last twelve months ended March 31, 2024, we transported approximately 77 million passengers. LATAM and its affiliates currently provide domestic services in Brazil, Chile, Peru, Colombia and Ecuador; and also provide intra-regional and long-haul operations. The cargo affiliate carriers in Chile, Brazil, Ecuador and Colombia carry out cargo operations through the use of belly space on the passenger flights and dedicated cargo operations using freight aircraft. The LATAM Group also offers other services, such as ground handling, courier, logistics and maintenance.

As of December 31, 2023, the LATAM Group provided scheduled passenger service to 16 destinations in Chile, 19 destinations in Peru, 7 destinations in Ecuador, 18 destinations in Colombia, 52 destinations in Brazil, 16 destinations in other Latin American countries and the Caribbean, 8 destinations in North America, 8 destinations in Europe, 3 destinations in Oceania and 1 destination in Africa, accompanied by strong levels of demand for air travel in the international markets where LATAM operates.

In addition, as of December 31, 2023, through various code-sharing agreements, the LATAM Group offers service to 112 destinations in North America, 62 destinations in South America, 94 destinations in Europe, 18 destinations in Australasia, 41 destinations in Asia and 19 destinations in Africa. As of December 31, 2023, by virtue of LATAM’s joint venture agreement with Delta Air Lines, LATAM implemented 6 new routes and increased LATAM’s frequencies, improving connectivity between South America and North America.

Corporate Information

We are a publicly held stock corporation (sociedad anónima abierta) incorporated under the laws of Chile. We were incorporated by a public deed dated December 30, 1983, an abstract of which was published in the Chilean Official Gazette (Diario Oficial de la República de Chile) No. 31,759 on December 31, 1983, and registered on page 20,341, No. 11,248 of the Chilean Real Estate and Commercial Registrar (Registro de Comercio del Conservador de Bienes Raices de Santiago) for the year 1983. Our corporate purpose, as stated in our by-laws, is to provide a broad range of transportation and related services, as more fully set forth in Article Four thereof.

Our principal executive offices are located at Presidente Riesco 5711, Las Condes, Santiago, Chile. Our telephone number at this address is +56 (2) 2565 3844. Our website address is https://www.latamairlinesgroup.net. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only. Our agent for service of process in the United States is Togut, Segal & Segal LLP, and its address is One Penn Plaza, Suite 335, New York, New York 10119.

Risk Factors

Investing in our securities involves a significant degree of risk. Before you decide to buy any securities, you should read and carefully consider the risks and uncertainties discussed in the section “Risk Factors” in Item 3 of our 2023 Annual Report incorporated by reference herein, any current reports on Form 6-K subsequently furnished to the SEC and incorporated by reference herein, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein.

Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us. You should carefully consider the aforementioned risks together with the other information in this registration statement and incorporated by reference herein before deciding to invest in our securities. If any of those risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our securities could decline, and you could lose all or part of your investment.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

Use of Proceeds

We intend to use the net proceeds from the sale of any securities offered by us as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the sale of equity securities to be offered by any of the selling shareholders pursuant to this prospectus and the applicable prospectus supplement.

Selling Shareholders

This prospectus also relates to the possible sale, from time to time, by the selling shareholders to be named in an applicable prospectus supplement, of their equity securities that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

The selling shareholders to be named in the applicable prospectus supplement may, from time to time, offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement.

An applicable prospectus supplement will set forth the name of each selling shareholder selling in connection with such an offering, their description and relationship to us, the amount of our securities owned by each selling shareholder prior to the offering, the amount of our securities that may be offered by each selling shareholder, and the amount and the percentage, if any, of our securities to be owned by each selling shareholder after completion of the offering.

Unless disclosed otherwise in the applicable prospectus supplement, we may pay certain fees and the expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, registration and filing fees, and fees and expenses of our counsel and the selling shareholders’ counsel, and the selling shareholders will pay any underwriting or broker discounts and commissions incurred by the selling shareholders in selling their securities.

The selling shareholders shall not sell any of our securities pursuant to this prospectus until we have identified such selling shareholder and the securities that may be offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their securities pursuant to any available exemption from the registration requirements of the Securities Act.

Description of SECURITIES

Description of Common Shares

For a description of our common shares please see “Item 10. Additional Information — B. Memorandum and Articles of Association” in our 2023 Annual Report incorporated by reference herein.

Description of American Depositary Shares

American Depositary Receipts

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in 2,000 common shares that certain of our shareholders will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an ADR holder, and all other ADR holders and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.

The depositary’s office is located at 383 Madison Avenue, 11th floor, New York, New York 10179.

The ADS-to-share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR) (a “ratio change”). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest in ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive that reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Chilean law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the common shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement entered into among us, as amended, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. Our obligations and those of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The deposit agreement, the ADRs and the ADSs are governed by and construed in accordance with the laws of the State of New York. Under the deposit agreement, as an ADR holder or a beneficial owner of ADSs, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, you irrevocably waive any objection that you may have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR that contains the terms of your ADSs. You can read a copy of the deposit agreement, which is filed as an exhibit to the registration statement (or amendment thereto) filed with the SEC of which this prospectus forms a part. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Common Share Dividends and Other Distributions

How will I receive dividends and other distributions on the common shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities and/or property under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary chargeable to holders of ADSs. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent. In all instances where the deposit agreement or an ADR refers to a “public sale” or “private sale” (or words of similar import) of securities or property, the depositary shall have no obligation to effect any such public or private sale unless the securities to be sold are listed and publicly traded on a stock exchange. To the extent the securities are not so listed and publicly traded or there is no public market for the property so distributed by us, the depositary shall, in the event the deposit agreement is terminated and the depositary holds deposited securities that are not listed and publicly traded after the termination date of the deposit agreement, act in accordance with the termination provisions of the deposit agreement and form of ADR in respect of the deposited securities. Furthermore, in the event the depositary endeavors to make a public or private sale of common shares, other securities or property, such securities and/or property may be sold in a block sale or single lot transaction.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible or practicable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. To the extent that any of the deposited common shares is not or shall not be entitled, by reason of its date of issuance (e.g., after the corresponding record date), or otherwise (e.g., not being fully paid), to receive the full amount of such cash dividend or distribution, the depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such common shares. To the extent we or the depositary shall be required to withhold and do withhold from any cash dividend or other cash distribution in respect of any deposited securities an amount on account of taxes, the amount distributed on the ADSs issued in respect of such deposited securities shall be reduced accordingly.

To the extent the depositary does not reasonably believe that it would be permitted by applicable law, rule or regulation, to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders entitled thereto, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all fees, charges and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

●	Common Shares. In the case of a distribution in common shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such common shares. Only whole ADSs will be issued. Any common shares that would result in fractional ADSs will be sold and the net proceeds of the public or private sales of such shares will be distributed in the same manner as cash to the ADR holders entitled thereto.

●	Rights to receive additional common shares. In the case of a distribution of rights to subscribe for additional common shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i) sell such rights if practicable and distribute the net proceeds of the public or private sales of such rights in the same manner as cash to the ADR holders entitled thereto; or

(ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

●	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds of public or private sales in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any or all ADR holders, the depositary may (after consultation with us if practicable) choose any method of distribution that it deems practicable for such ADR holder, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, security or other property), and/or it may retain some or all of such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. To the extent the depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, common shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”). The information contained on, or that can be accessed through, the depositary’s website is not a part of, and shall not be incorporated by reference into, this prospectus.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposits common shares or evidence of rights to receive common shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under any applicable prospectus supplement, we will arrange with the underwriters named therein to deposit such common shares.

Common shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited common shares (including those that may be deposited by the selling shareholders or us as set forth in the applicable prospectus supplement) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the common shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited common shares. The deposited common shares and any such additional items are referred to as “deposited securities.”

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, subject to the provisions of or governing our shares (including, without limitation, our governing documents and all applicable laws, rules and regulations), the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying common shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or

●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

●	to receive any distribution on or in respect of deposited securities,

●	to give instructions for the exercise of voting rights,

●	to pay any fees assessed by, or owing to, the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

●	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the common shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of common shares are entitled to vote, or of our solicitation of consents or proxies from holders of common shares or other securities, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary shall, at our expense, and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of the laws of Chile, our by-laws and the provisions of or governing deposited securities (which provisions, if any, shall have been summarized in pertinent part by us) be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, including an express indication that such instructions may be given or, if applicable, deemed given (as set forth below) if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

If you do not deliver the instructions to the depositary as set forth in the paragraph above, and to the extent the depositary has been provided with at least forty-five (45) days’ notice of the proposed meeting, you shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the deposited securities represented by the ADSs, provided that no such instruction shall be deemed given and no discretionary proxy shall be given if (a) we inform the depositary in writing that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given, or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of common shares, and (b) unless the depositary has been provided with an opinion of our counsel to the effect that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in Chile, (ii) the granting of such proxy will not result in a violation of Chilean law, rule, regulation or permit, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under Chilean law, rules and regulations, and (iv) the granting of such discretionary proxy will not under any circumstances result in the common shares represented by the ADSs being treated as assets of the depositary under Chilean law, rules or regulations. To the extent the holders of ADSs are deemed to have instructed the depositary to give a discretionary proxy to a person designated by our board of directors, we will announce the existence of such proxy at the relevant shareholder meeting.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC (The Depository Trust Company), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which such vote is cast, or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of any stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders upon request from the depositary (which request may be refused by the depositary at its discretion).

Additionally, if we make any written communications generally available to holders of our common shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of common shares, issuances in respect of common share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a common share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing common shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

●	U.S.$0.05 or less per ADS held for any cash distribution made pursuant to the deposit agreement;

●	U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

●	an amount for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the common shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charges and expenses shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge or expense from one or more cash dividends or other cash distributions);

●	a fee of U.S.$1.50 per ADS for transfers made in connection with the deposit of shares pursuant to the deposit agreement;

●	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the U.S.$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were common shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

●	stock transfer or other taxes and other governmental charges (which are payable by holders or persons depositing common shares);

●	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”) and any applicable delivery expenses (which are payable by such persons or ADR holders); and

●	transfer or registration expenses for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by holders or persons withdrawing deposited securities).

Notwithstanding the abovementioned charges, for a limited period of time and at the Company’s discretion, in each case as set forth below, the Company has agreed to assume the following fees, if any:

●	cancellation fees during the period in which the Company announces an ADS ratio change to the effective date of the ratio change;

●	in connection with the first registered offering of our securities following the date hereof, issuance or cancellation fees during the ten (10) business days after the pricing date, and issuance fees for all ADSs issued by us pursuant to the exercise of any overallotment rights in connection therewith; and

●	issuance fees for all ADRs issued in connection with follow-on offerings registered with the SEC in excess of U.S.$50 million, issuance fees for all ADSs issued by us pursuant to the exercise of any overallotment rights in connection therewith, and cancellation fees for all ADRs cancelled in the five (5) business days after the settlement date of such follow-on offerings.

The above-referenced charges may at any time and from time to time be changed by agreement between us and the depositary.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.

The foreign exchange rate applied to a foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of a foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, ADR holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner of ADSs, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary may also agree to reduce or waive certain fees that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, us and/or certain shareholders of ours as set forth in the deposit agreement. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing common shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or having held, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior ADR holder and beneficial owner thereof, by holding or having held, an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of amounts owing from any one or more ADR holders and beneficial owners as determined by the depositary in its sole discretion, without any obligation to seek payment from any other ADR holder or beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto. Neither we nor the depositary nor any of our or its respective agents shall be liable to ADR holders or beneficial owners of the ADSs for failure of any of them to comply with applicable tax laws, rules and/or regulations.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of common shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

●	amend the form of ADR;

●	distribute additional or amended ADRs;

●	distribute cash, securities or other property it has received in connection with such actions;

●	sell by public or private sale any securities or property received and distribute the proceeds as cash; or

●	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities, and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least thirty (30) days’ notice of any amendment that imposes or increases any fees, charges or expenses on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or common shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may at any time, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least thirty (30) days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within forty-five (45) days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement, the depositary may terminate the deposit agreement (a) without notifying us, but subject to giving thirty (30) days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if our common shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, and (b) immediately without prior notice to the Company, any ADR holder or beneficial owner or any other person if (i) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (ii) the depositary would be subject to liability under or pursuant to any law, rule or regulation, or (iii) required by any governmental authority or body, in each case under (b) as determined by the depositary in its reasonable discretion.

If our common shares are listed and publicly traded on a securities exchange, then the depositary shall endeavor for a period of thirty (30) days following the termination date, to publicly or privately sell (as long as it may lawfully do so) the deposited securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the deposit agreement, in trust, without liability for interest, for the pro rata benefit of the holders entitled thereto. After making such sale, the depositary shall be discharged from all, and cease to have any, obligations under the deposit agreement and the ADRs, except to account for such net proceeds and other cash.

If our common shares are not listed and publicly traded on a stock exchange or in a securities market as of the date so fixed for termination or if the depositary is unable or practicable to promptly sell the deposited securities under the preceding paragraph, then after such date fixed for termination, the depositary shall (A) cancel all outstanding ADRs; (B) instruct its custodian to deliver all deposited securities to us, a subsidiary or affiliate or registered office provider of ours (the “company representative”) or an independent trust company engaged by us (the “trustee”) to hold those deposited securities in trust for the beneficial owners of the ADRs if we are not permitted to hold any of the deposited securities under applicable law and/or we have directed the depositary to deliver such deposited securities to the company representative or trustee along with a stock transfer form and/or such other instruments of transfer covering such deposited securities as are needed under applicable law, and (C) provide us with a copy of the ADR register as revised to reflect those owners of ADRs then known to the depositary (which copy may be sent by email or by any means permitted under the notice provisions of the deposit agreement).

Upon receipt of any instrument of transfer covering such deposited securities and the ADR register, we have agreed to either deliver to each person reflected on such ADR register appropriate documentation to effect the transfer to such persons of the deposited securities previously represented by the ADSs evidenced by their ADRs.

Upon the depositary’s compliance with the provisions of any of the above three paragraphs, the depositary and its agents shall be discharged from all, and cease to have any, obligations under the deposit agreement and the ADRs.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders, beneficial owners and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of common shares or other deposited securities upon any applicable register and (iii) any applicable charges described in the deposit agreement;

●	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities, or any applicable laws and the rules of DCV Registros S.A., a local depository corporation that acts as our registration agent and the terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

●	compliance with such regulations as the depositary may establish consistent with the deposit agreement or as the depositary reasonably believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary. The depositary may close the ADR register (and/or any portion thereof) at any time or from time to time when deemed expedient by it.

The deposit agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or ourselves and each of our and their respective directors, officers, employees, agents and affiliates, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners may have under the Securities Act or the Exchange Act, to the extent applicable. The deposit agreement provides that each of us, the depositary and our and its agents will:

●	incur no liability to holders or beneficial owners of ADSs if any present or future law, rule, regulation, fiat, order or decree of the United States, the Republic of Chile or any other country or jurisdiction, or of any governmental or regulatory authority (including any action by the Central Bank under the Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank, as may be amended, amended and restated, replaced or superseded from time to time, or otherwise) or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond our direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by any such party (including, without limitation, voting);

●	incur or assume no liability to holders or beneficial owners of ADSs by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	in the case of the depositary and its agents, assume no liability (including, without limitation, to holders or beneficial owners of ADSs) if it performs its obligations specifically set forth in the deposit agreement and ADRs without gross negligence or willful misconduct and the depositary shall not be a fiduciary or have any fiduciary duty to holders or beneficial owners of ADSs;

●	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs;

●	in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion, may involve us in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be requested;

●	not be liable to holders or beneficial owners of ADSs for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting common shares for deposit, any holder of ADRs, or any other person believed by it to be competent to give such advice or information;

●	in the case of the depositary and its agents, assume no liability to holders or beneficial owners of ADSs on account of any failure by us to fulfill our obligations under the deposit agreement or the ADRs; or

●	may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that (A) the custodian has been determined by a final non-appealable judgment of a court of competent jurisdiction to have (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located and (B) we or you have incurred direct damages as a result of such act or omission to act on the part of the custodian. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at any annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

Additionally, none of the depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. None of us, the depositary, the custodian or any of our or their respective directors, officers, employees, agents or affiliates shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.

The depositary shall be under no obligation to inform ADR holders or any other holders of an interest in any ADSs about the requirements of Chilean law, rules or regulations or any changes therein or thereto. Any summary of Chilean laws and regulations and of the terms of our by-laws set forth in the deposit agreement (including the ADRs) have been provided by us solely for the convenience of ADR holders.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any vote is cast, or for the effect of any such vote. The depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the deposit agreement or the form of ADR, in accordance with the depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable. Specifically, the depositary shall not have any liability for the price received in connection with any public or private sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by us or any other party, including any share registrar, transfer agent or other agent appointed by us, to process any transfer, delivery or distribution of cash, common shares, other securities or other property, including without limitation upon the termination of the deposit agreement, or otherwise to comply with any provisions of the deposit agreement that are applicable to it. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation ADR holders or beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the common shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act or the Exchange Act, to the extent applicable.

We have agreed to indemnify the depositary and its agents under certain circumstances.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct holders to deliver their ADSs for cancellation and withdrawal of the deposited securities, and holders agree to comply with such instructions.

Pursuant to Circular Letter N° 1,375 of the CMF dated February 12, 1998, as amended, ADR holders are deemed, for purposes of Chilean law, to be treated as holders of deposited securities. Accordingly, ADR holders shall, as a matter of Chilean law, be obligated to comply with the requirements of Articles 12 and 54 and Title XV of Law No. 18,045 of Chile and applicable CMF regulations. Article 12 requires, among other things, that ADR holders and beneficial owners of ADSs who directly or indirectly own 10% or more of our total share capital (or who may attain such percentage ownership through an acquisition of shares), or our directors, liquidators, principal executives or managers who own our shares, regardless of the number of shares they directly or indirectly own, must report to the CMF and the stock exchanges in Chile in which the common shares are listed:

(a) any direct or indirect acquisition or sale of the Company’s common shares or ADRs or beneficial ownership of ADRs; and

(b) any direct or indirect acquisition or sale of any contract or security whose price or results depend on or are conditioned in whole or in significant part on the price of the Company’s shares (including ADRs).

The information must be provided not later than the day following the effectiveness of the acquisition or sale.

Article 54 of Law No. 18,045 requires, among other things, that any ADR holder or beneficial owner of ADSs intending to acquire our control through our common shares, ADRs or beneficial ownership of ADRs, directly or indirectly (as defined in such law) (a) send us, our controllers, the companies we control, the CMF and the Chilean stock exchanges in which our common shares are listed, a written notice of such intention, and (b) publish a notice of such intention in two newspapers in Chile and on the website of the holder(s) intending to acquire control (to the extent such website exists). Such written communications and publications must be made at least ten (10) business days prior to the date on which such holder intends to execute the acts that will enable such holder to acquire our control, and in any event, as soon as negotiations pursuing our control have been formalized or confidential documentation of the Company has been provided. Within two (2) business days following the date on which the acts or contracts by means of which our control is acquired are executed, such ADR holder or beneficial owner of ADRs must publish a notice in the same newspapers in which the intention of control was published and send written communications to the same entities listed in clause (a) above.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs;

●	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

●	acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs, or interests therein, and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, or beneficial owners of ADSs, or interests therein and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Governing Law and Consent to Jurisdiction

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the state and federal courts in New York, New York and appointed an agent for service of process on our behalf. Any action against us brought by the depositary or any holder based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may be instituted in any state or federal court in New York, New York. Notwithstanding the foregoing, any action based on the deposit agreement may be instituted by the Depositary in any competent court in the Republic of Chile and/or the United States.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, holders and beneficial owners each irrevocably agree that (i) any legal suit, action or proceeding against or involving holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and (ii) any legal suit, action or proceeding against or involving us and/or the depositary brought by holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, may be instituted only in a state or federal court in New York, New York. In the deposit agreement each holder and beneficial owner irrevocably waives any objection which it may at any time have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Jury Trial Waiver

In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, or relating to the common shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of our or the depositary’s compliance with compliance with the Securities Act or the Exchange Act, to the extent applicable.

Additional Obligations of the Company

We have agreed to certain additional obligations related to the ADR program pursuant to the registration rights agreement we entered into on November 10, 2022 with certain of our then-creditors. These additional obligations include providing certain information to ADR holders and the depositary and using best efforts to cause voting rights and distributions applicable to holders of our common shares to be passed through to ADR holders.

Description of Rights to Subscribe for Equity Securities

We may issue rights to subscribe for our equity securities. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Chilean income tax considerations applicable to holders of the rights to subscribe for our equity securities.

Taxation

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

Plan of Distribution

At the time of the offering of any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

We are registering the securities to permit their sale or resale, as applicable, by us or by the selling shareholders from time to time after the date of this prospectus. The securities covered by this prospectus may be offered and sold from time to time by us or, in the case of common shares and ADSs, by the selling shareholders, as applicable. We will not receive any of the proceeds from sales by the selling shareholders of common shares or ADSs for their own accounts. We will bear all fees and expenses incident to our obligation to register the securities.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of the sales of their common shares or ADSs, as the case may be.

We or the selling shareholders may offer and sell securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

●	on the New York Stock Exchange or on any other national securities exchange or quotation service on which our ADSs may be listed or quoted at the time of sale;

●	in underwritten offerings;

●	in privately negotiated transactions, at-the market transactions, “overnight transactions” or block trades;

●	through ordinary brokerage transactions (including on an exchange or over-the-counter) and transactions in which the broker solicits purchasers;

●	through purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	through options, short sales, forward sales, puts, agented transactions, stock lending transactions and hedging and other derivative transactions;

●	in the over-the-counter market;

●	through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through the distribution by any selling shareholder to its employees, partners (including limited partners), members or stockholders;

●	through pledges of the ADSs to secure debts and other obligations;

●	through a combination of any of the above methods of sale; or

●	through any other method permitted pursuant to applicable law.

Instead of selling the securities under this prospectus, we or the selling shareholders, as applicable, may sell the securities covered by this prospectus in compliance with the provisions of Rule 144 under the Securities Act or pursuant to other available exemptions from the registration requirements of the Securities Act, provided that such sales meet the criteria and conform to the requirements of such exemptions.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement.

We and any selling shareholders (directly or through agents) may sell, and, if applicable, the underwriters may resell, the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of the securities, the underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents. The underwriters may sell the securities to or through dealers, who may also receive compensation from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

If so indicated in the prospectus supplement relating to an issue of the securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

Legal Matters

The validity of the issuance of the securities offered by this prospectus and certain other matters of Chilean law will be passed upon by Claro & Cia., Santiago, Chile. Certain legal matters governed by U.S. federal and New York State law relating to our securities will be passed upon by Cleary Gottlieb Steen & Hamilton LLP.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores y Compañía Limitada, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

We are a publicly held stock corporation (sociedad anónima abierta) incorporated under the laws of Chile. Most of our directors and officers, taken as a whole, reside outside the United States, principally in Chile. All or a substantial portion of the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a U.S. court grants a final judgment for the payment of money, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

●	the existence of reciprocity;

●	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

●	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

●	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

●	the Chilean courts’ determination that the U.S. courts had jurisdiction;

●	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

●	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of U.S. courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt as to the enforceability in Chilean courts of judgements of U.S. courts predicated solely on civil liability provisions of the U.S. federal securities laws.

In addition, foreign judgments cannot affect properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts. However, once the exequatur has been obtained, ADS holders will be entitled to request from a local court the enforcement of the foreign judgment on the assets and properties located in Chile.

We have appointed Togut, Segal & Segal LLP as our authorized agent upon which service of process may be served in the United States in any action which may be instituted against us arising out of or based upon this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees.

Neither the laws of Chile nor the registrants’ constitutive documents provide for indemnification of directors and officers. However, the registrants’ directors and officers benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 9. Exhibits and Financial Statement Schedules.

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	any other communication that is an offer in the offering made by the registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Form of Equity Securities Underwriting Agreement†
4.1	Third Amended and Restated Deposit Agreement, dated as of September 21, 2017, among the Company and its successors, JPMorgan Chase Bank N.A., as depositary, and all holders from time to time of American Depositary Receipts issued thereunder (ADRs) evidencing American Depositary Shares (ADSs), incorporated herein by reference to Exhibit 99(a)(1) to our registration statement on Form F-6 (SEC File/Film No. 333-262919/22662152), filed on February 22, 2022
4.2	Amendment No. 1, dated as of March 12, 2021, to the Third Amended and Restated Deposit Agreement, dated as of September 21, 2017, among the Company, JPMorgan Chase Bank N.A., as depositary, and all holders from time to time of American Depositary Receipts (ADRs) issued thereunder, filed as Exhibit 99(a)(2) to our registration statement on Form F-6 (SEC File/Film No. 333-262919/22662152), filed on February 22, 2022
4.3	Amendment No. 2, dated as of July 24, 2024, to the Third Amended and Restated Deposit Agreement, dated as of September 21, 2017, among the Company, JPMorgan Chase Bank N.A., as depositary, and all holders from time to time of American Depositary Receipts (ADRs) issued thereunder, filed as Exhibit 99(a)(3) to our registration statement on Form F-6 (SEC File/Film No. 333-262919/241123741), filed on July 18, 2024
4.4	Registration Rights Agreement, dated as of November 3, 2022, as amended and restated on November 10, 2022, by and among the Company and the Holders, incorporated herein by reference to Exhibit 4.43 to our Annual Report for the fiscal year ended December 31, 2022 on Form 20-F (File No. 001-14728), filed on March 10, 2023
5.1	Opinion of Claro & Cia.
23.1	Consent of PricewaterhouseCoopers Consultores Auditores y Compañía Limitada, independent registered public accounting firm
23.2	Consent of Claro & Cia., contained in its opinion filed as Exhibit 5.1 to this registration statement
24.1	Powers of Attorney relating to LATAM Airlines Group S.A. (included on page II-6 hereto)
107	Filing Fee Table

†	To be filed by amendment or to be incorporated by reference to a report filed hereafter in connection with or prior to an offering of equity securities or debt securities, as applicable.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santiago, Chile, on July 18, 2024.

LATAM Airlines Group S.A.

By:	/s/ Roberto Alvo Milosawlewitsch
	Name:	Roberto Alvo Milosawlewitsch
	Title:	Chief Executive Officer

By:	/s/ Ramiro Alfonsín Balza
	Name:	Ramiro Alfonsín Balza
	Title:	Chief Financial Officer

By:	/s/ Felipe Pumarino Mendoza
	Name:	Felipe Pumarino Mendoza
	Title:	Group Financial Controller & Head of Tax

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Messrs. Roberto Alvo Milosawlewitsch and Ramiro Alfonsín Balza, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ignacio Cueto Plaza	Chairman and Director	July 18, 2024
Name: Ignacio Cueto Plaza

	Vice Chairman and Director	July 18, 2024
Name: Bornah Moghbel

/s/ Enrique Cueto Plaza	Director	July 18, 2024
Name: Enrique Cueto Plaza

/s/ Frederico F. Curado	Director	July 18, 2024
Name: Frederico F. Curado

/s/ Antonio Gil Nievas	Director	July 18, 2024
Name: Antonio Gil Nievas

	Director	July 18, 2024
Name: Michael Neruda

/s/ Sonia Villalobos	Director	July 18, 2024
Name: Sonia Villalobos

/s/ Alexander D. Wilcox	Director	July 18, 2024
Name: Alexander D. Wilcox

	Director	July 18, 2024
Name: William de Wulf

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant’s duly authorized representative has signed this registration statement on Form F-3 in Miami, Florida, United States of America, on July 18, 2024.

By:	/s/ Helen Warner
Name: Helen Warner Title: Authorized Representative in the United States and General Counsel for North America, Caribbean and Asia, LATAM Airlines Group S.A.